As filed with the Securities and Exchange Commission on April 24, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STEEL DYNAMICS, INC.

(Exact name of Registrant as specified in its Articles of Incorporation)

Indiana	3312	35-1929476
(State or other jurisdiction of incorporation)	(Primary standard industrial classification code number)	(IRS Employer Identification No.)

6714 Pointe Inverness Way, Suite 200

Fort Wayne, Indiana 46804

(260) 459-3553

(Address, including zip code and telephone number, including area code of Registrant=s principal executive offices)

PLAN RELATING TO ASSUMED STOCK OPTIONS:

ROANOKE ELECTRIC STEEL CORPORATION ACQUISITION

Keith E. Busse

President and Chief Executive Officer

Steel Dynamics, Inc.

6714 Pointe Inverness Way, Suite 200

Fort Wayne, Indiana 46804

(260) 459-3553

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copy to:

Robert S. Walters, Esq.

Barrett & McNagny

215 East Berry Street

Fort Wayne, Indiana 46802

(260) 423-9551

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $.01 par value	33,618(2)	$61.37	$2,063,137	$220.76

   (1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities to be offered or issued as a result of stock splits, stock dividends or similar transactions.

   (2) Represented 33,618 shares of common stock reserved for issuance pursuant to the exercise of nonstatutory former Roanoke Electric Steel Corporation stock options assumed by Registrant in connection with the merger of Roanoke Electric Steel Corporation with and into a wholly-owned subsidiary of Registrant on April 11, 2006.

   (3) Estimated pursuant to Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee, on the basis of the last trade of $61.37 for the Common Stock as reported on the NASDAQ National Market System on April 20, 2006.

Explanatory Note

The Section 10(a) prospectus is being delivered by Steel Dynamics, Inc. (“Registrant”) to four specific persons whose former Roanoke nonstatutory stock options were assumed by Registrant on April 11, 2006 in connection with the merger of Roanoke with and into a wholly-owned subsidiary of Registrant, as required by Rule 428 under the Securities Act and has been prepared in accordance with the requirements of Form S-8.

The prospectus relates to an aggregate of 33,618 shares of Common Stock, par value $0.01 per share, of Registrant (the “Common Stock”), which have been reserved for issuance pursuant to the exercise of the assumed stock options by the four individual optionees pursuant to the Plan Relating to Assumed Stock Options:  Roanoke Electric Steel Corporation Acquisition (the “Plan”).

The information regarding the Plan required in the Section 10(a) prospectus is included in documents being maintained and delivered by Registrant as required by Rule 428 under the Securities Act.  Registrant shall provide to the four participants in the Plan a written statement advising them of the availability without charge, upon written or oral request, of documents incorporated by reference herein, as is required for purposes of this Form S-8.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of this Form S-8 will be sent or given to the four Plan participants as specified in Rule 428(b)(1) and, together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, shall be intended to constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  The foregoing documents are not required to be filed and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

Information Required in the Registration Statement

ITEM 3.  Incorporation of Documents by Reference.

The following documents and information previously filed by Registrant with the Securities and Exchange Commission (the “SEC”), are incorporated herein by reference:

(a)                                  Our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed March 9, 2006, including the parts of our definitive proxy statement on Schedule 14A as filed with the SEC on April 10, 2006 and herein incorporated by reference therein;

(b)                                 Our current reports on Form 8-K filed with the SEC on January 6, 2006 January 24, 2006, February 8, 2006, March 3, 2006, March 17, 2006, April 10, 2006 and April 13, 2006; and

(c)                                  Description of Registrant’s common stock, incorporated by reference from Exhibit 4.1 of Registrant’s 8-A, SEC File No. 96661016, filed November 13, 1996, including any amendment or report filed for the purpose of updating this description.

All reports and documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus and prior to the filing of a post-effective amendment to this Form S-8, which indicates that all securities offered in connection herewith have been sold or which de-registers all securities then remaining undistributed, shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof, from the date of filing of such documents.

ITEM 4.  Description of Securities.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS AND CONTROLLING PERSONS.

The Company’s Amended and Restated Articles of Incorporation (the “Articles”) limit the liability of directors and officers providing that the Company shall indemnify a person made a party to a proceeding, because that person is or was a director or officer, against liability incurred in the proceeding, as well as expenses (including counsel fees), if the person’s conduct was in good faith, and if he or she reasonably believed, in the case of “official conduct” with the Company, that his or her conduct was in the Company’s best interests (or at least that the conduct was not opposed to the Company’s best interests), and, in the case of any criminal proceeding, that the individual either had reasonable cause to believe that the conduct was lawful, or had no reasonable cause to believe that the conduct was unlawful. Indemnification against reasonable expenses incurred by a director or officer is also required in any case in which that person, having been made a party to a proceeding because he or she was a director or officer, has been wholly successful, on the merits or otherwise, in the defense of such action. These provisions prohibit indemnity if a director or officer is found liable in a proceeding by the Company (or in a stockholder derivative action on behalf of the Company) against the director or officer, or in connection with a proceeding in which the director or officer has been adjudged liable for having improperly received a personal benefit in his or her capacity as a director.

A director’s conduct with respect to an employee benefit plan, for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan, is conduct which complies with the indemnification standard set forth in the Articles.

An indemnification determination may be made by the Company’s Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, or, if such a quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors (in which deliberations the interested directors may participate) consisting solely of two or more directors not at the time parties to the proceeding, or by a determination by special legal counsel engaged by the Board of Directors. Shareholders, by majority vote (excluding shares owned by or voted under the control of directors who are at the time parties to the proceeding) may also order indemnification, as well as a court, upon application by the director or officer seeking indemnification, if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances (whether or not that person met the other standards set forth in the Articles). The Articles state that it is intended that indemnification be granted to the full extent permissible under the law, except for matters as to which indemnification would be in contravention of the laws of the State of Indiana or the United States of America, whether as a matter of public policy or pursuant to any statutory provision. The underlying statutory standard for director liability in Indiana is broad, providing that a director is not liable for any action taken as a director, or any failure to take any action, unless the director has breached or failed to perform the duties of the director’s office, and the breach or failure to perform constitutes willful misconduct or recklessness.

The Company maintains officers’ and directors’ liability insurance which insures, subject to policy limits and retention amounts, against liabilities that officers and directors of the Company may incur in their respective capacities.

We refer you to Item 9(c) regarding our undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 7.  Exemption from Registration Claimed.

Not Applicable.

ITEM 8.  Exhibits.

See Index to Exhibits on page 7 of this Registration Statement.

ITEM 9.  Undertakings.

A.                                    Undertakings Pursuant to Rule 415.

                The undersigned Registrant hereby undertakes:

(a)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings set forth in clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(b)                                 that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered in connection therewith, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)                                  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liabilities under the Securities Act, each filing of any of Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Undertaking in Respect of Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Registrant pursuant to the provisions described in Item 6 herein, or otherwise, Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Wayne, Indiana, on the 24th day of April, 2006.

STEEL DYNAMICS, INC.

By:	/s/ Keith E. Busse
Keith E. Busse
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Gary  E. Heasley and Theresa E. Wagler, or either of them, as his true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, to sign this Registration Statement or any amendments thereto (including post-effective amendments) and to file the same with all exhibits thereto, as well as other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the matters set forth herein, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on April 24, 2006, by the following persons in the capacities indicated:

/s/ Keith E. Busse	President, Chief Executive Officer and Director
Keith E. Busse	(principal executive officer)

/s/ Mark D. Millett	Vice President and Director
Mark D. Millett

/s/ Richard P. Teets	Vice President and Director
Richard P. Teets, Jr.

/s/ Gary E. Heasley	Vice President and Chief Financial Officer
Gary E. Heasley

Director
John C. Bates

Director
Frank D. Byrne, M.D.

/s/ Paul B. Edgerley	Director
Paul B. Edgerley

/s/ Richard J. Freeland	Director
Richard J. Freeland

/s/ Dr. Jürgen Kolb	Director
Dr. Jürgen Kolb

/s/ James C. Marcuccilli	Director
James C. Marcuccilli

Director
Joseph D. Ruffolo

INDEX TO EXHIBITS

Exhibit Number	Description of Document
3.1

Amended and Restated Articles of Incorporation of Steel Dynamics, Inc., incorporated by reference from Exhibit 3.1a in Registrant’s Registration Statement on Form S-1, SEC File No. 333-12521, effective November 21, 1996

3.2	Amended Bylaws of Steel Dynamics, Inc., incorporated herein by reference from Exhibit 3.2a to our Registration Statement on Form S-3, SEC File No. 333-82210, effective February 28, 2002
4.0	Specimen stock certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form 8-A, SEC File No. 96661016, filed November 13, 1996)
5.1	Opinion of Barrett & McNagny LLP as to the legality of the shares of Common Stock
23.1	Consent of Ernst & Young LLP
23.2	Consent of Barrett & McNagny LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on page 5)